Exhibit 4.21

Return to: Prepared by: Dennis A. Barbour, 4415 Electric Road, Roanoke, Virginia 24018

This instrument should be indexed as a “subsequent instrument,” pursuant to N.C.G.S. § 161-14.1, and is intended to modify, amend and/or supplement the following previously registered instruments: Deed of Trust recorded in Deed Book 4570, page 969, as corrected and amended by Corrected Deed of Trust recorded in Deed Book 4573, page 1676; Modification of Deed of Trust, Security Agreement, and Assignment of Leases and Rents recorded in Deed Book 5419, page 1087.

SECOND MODIFICATION OF deed of trust, SECURITY AGREEMENT,
AND ASSIGNMENT OF leases and RENTS
(North Carolina)

This Deed of trust is also a Security Agreement under Article 9 of the Uniform Commercial Code, with Grantor as DEBTOR and Beneficiary as Secured Party. THIS INSTRUMENT COVERS GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. ACCORDINGLY, IN ADDITION TO ITS BEING FILED AS A DEED OF TRUST, IT SHOULD ALSO BE FILED AND INDEXED AS A FIXTURE FILING PURSUANT TO THE North CAROLINA UNIFORM COMMERCIAL CODE.

This SECOND MODIFICATION OF DEED OF TRUST, SECURITY AGREEMENT, AND ASSIGNMENT OF LEASES AND RENTS (the “Modification”) is made as of May 2, 2018, by and among:

Grantor/ Debtor:

OPTICAL CABLE CORPORATION, a Virginia corporation (and successor by merger to SUPERIOR MODULAR PRODUCTS INCORPORATED) (“Grantor” or “Debtor”), whose address is 5290 Concourse Drive, Roanoke, Virginia 24019;

To and for the benefit of

Trustee:	W. TODD ROSS, as Trustee (“Trustee”) whose business address is 36 Church Avenue SW, Roanoke, Virginia 24011, and

Grantee/Beneficiary/ Lender:

PINNACLE BANK, a Tennessee banking corporation (and successor  by merger with BANK OF NORTH CAROLINA (“Grantee”, “Beneficiary”, or “Lender”), whose address is 36 Church Avenue SW, Roanoke, Virginia 24011.

THIS DEED OF TRUST IS A SECOND MODIFICATION OF A DEED OF TRUST recorded in Deed Book 4570, Page 969, as corrected and amended by Corrected Deed of Trust recorded in Deed Book 4573, page 1676, and as modified by Modification of Deed of Trust, Security Agreement, and Assignment of Rents and Leases recorded in Deed Book 5419, page 1087 (collectively, the “Deed of Trust”), which is modified and amended by this Modification.

Since the recordation of the first modification of the Deed of Trust, the following events have occurred: (1) Bank of North Carolina was merged into Pinnacle Bank; (2) Beneficiary appointed and substituted W. Todd Ross as Trustee under the Deed of Trust by Substitution of Trustee recorded prior to this instrument; (3) Grantor has incurred an additional obligation with Lender; and (4) Grantor and Lender wish to increase the maximum principal secured by the Deed of Trust to cover the additional obligation.

MODIFICATION. Grantor, Trustee, and Lender hereby modify the Deed of Trust as follows:

1.     The maximum aggregate amount of principal secured by the Deed of Trust is increased from $17,000,000.00 to $19,600,000.00.

2.     Definitions. The definitions of Agreement, Beneficiary, Obligations, Credit Agreement, and Notes as set forth in the Deed of Trust are modified to provide as follows, and the definitions of Special Project Loan Agreement and Special Project Revolving Credit Note are added as follows:

(a)     Agreement.     The word “Agreement” means the Prior Agreement as amended, modified, continued and restated by the Credit Agreement.

(b)     Beneficiary. The word “Beneficiary” means Pinnacle Bank and its successors and assigns.

(c)     Obligations. The word “Obligations” means all of the Obligations as defined in the Deed of Trust, the Obligations defined in the Credit Agreement including but not limited to the Notes (together with any and all modifications, extensions, amendments, consolidations, substitutions, replacements, supplements, or renewals thereof), and the Obligations as defined in the Special Project Loan Agreement dated April 10, 2018 including but not limited to the Special Project Revolving Credit Note dated April 10, 2018 (together with any and all modifications, extensions, amendments, consolidations, substitutions, replacements, supplements, or renewals thereof), all of which are incorporated herein as if fully set forth in this Modification.

(d)     Credit Agreement. The words “Credit Agreement” mean the Credit Agreement dated April 26, 2016, by and between Grantor and the Beneficiary, as the same may be amended, restated, renewed, extended, supplemented or otherwise modified from time to time (including without limitation the Fourth Loan Modification Agreement dated April 10, 2018), which Credit Agreement amends, modifies, continues, and restates the Prior Agreement.

(e)     Notes. The word “Notes” means the three promissory notes dated April 26, 2016, executed and delivered pursuant to the Credit Agreement by Grantor in favor of Beneficiary as follows: Revolving Credit Note in the principal amount of $7,000,000.00, Term Loan A Note in the principal amount of $1,816,609.03, and Term Loan B Note in the principal amount of $5,271,410.83, as the same, or any of them, may be amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

(f)     Special Project Loan Agreement. The words “Special Project Loan Agreement” mean the Special Project Loan Agreement by and between Grantor and the Beneficiary dated April 10, 2018, as the same may be amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

(g)     Special Project Revolving Credit Note. The words “Special Project Revolving Credit Note” mean the Special Project Revolving Credit Note dated April 10, 2018, in the principal amount of $6,000,000.00, executed and delivered pursuant to the Special Project Loan Agreement by Grantor in favor of Beneficiary, as the same may be amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

3.     Agreement. All references in the Deed of Trust to “Agreement” shall mean the “Agreement” as defined in this Modification.

4.     Beneficiary. All references in the Deed of Trust to “Beneficiary” shall mean the “Beneficiary” as defined in this Modification.

5.     Obligations. All references in the Deed of Trust to “Obligations” shall mean the “Obligations” as defined in this Modification.

6.     Trustee.     All references in the Deed of Trust to “Trustee” shall mean W. Todd Ross, Trustee, as designated and appointed as Trustee in substitution of Andrew B. Agee in accordance with N.C.G.S Section 45-10.

7.     No Novation. The Deed of Trust secures the Obligations as defined in this Modification. There has been no novation with regard to any indebtedness or obligations originally secured by the Deed of Trust, and such indebtedness and obligations of Grantor secured by the Deed of Trust are not extinguished or released hereby. This Modification shall not release or affect the liability of any co-makers, obligors, endorsers, or guarantors of the obligations secured by the Deed of Trust except as may be expressly provided herein. All references to the “Deed of Trust recorded in the land records of Buncombe County, North Carolina” or the North Carolina Deed of Trust” in any of the Financing Documents (which include the Credit Agreement and the Notes, and as more particularly defined in the Credit Agreement) shall hereinafter be deemed to refer to the Deed of Trust as amended, modified, continued, and restated hereby and by any other modification or amendment. Grantor represents, affirms and agrees that the Deed of Trust, as modified hereby, along with the Credit Agreement and the other Financing Documents and the Special Project Loan Agreement and Special Project Revolving Credit Note, are and shall remain in full force and effect and be binding upon Grantor without defense or offset of any nature. Beneficiary, by its execution of this Modification, evidences its consent to the modifications herein set forth.

8.     Notices. The address of the Trustee is listed in the preamble of this Modification, and the address of the Beneficiary is listed in the preamble of this Modification.

9.      Grant in Trust and Warranty of Title. In consideration of the foregoing and other good and valuable consideration, Grantor hereby reaffirms the grant and conveyance to Trustee, in trust for the benefit of Lender and the successors, successors-in-title and assigns of Lender, with power of sale, as set forth in the Deed of Trust, of all of the estate, right, title, and interest that Grantor now has or may later acquire in and to the Property as defined and described in the Deed of Trust, including, but not limited to, the Real Property as more particularly described in Exhibit A attached to and made a part of this Modification, which Property is not used principally or primarily for agricultural or farming purposes.

TO HAVE AND TO HOLD the Property and all parts, rights, members, and appurtenances thereto, to the use and benefit of Trustee in trust for the benefit of Lender as Beneficiary, and all of such Lender’s successors and assigns, forever, IN FEE SIMPLE.

Grantor covenants with Trustee and Beneficiary that it is seized of the Real Property in fee simple, and is the sole owner of the Real Property and has the right to convey its interest in the Real Property as provided herein; that title is marketable and free and clear of all encumbrances, except for Permitted Liens (as defined in the Credit Agreement); and that it will warrant and defend the title to the Real Property against the lawful claims of all persons whomsoever, except for the Permitted Liens.

10.     Obligations Secured by Deed of Trust. Grantor makes the grant, conveyance, transfer and assignment of the Property for the benefit of Lender and the purpose of securing the Obligations.

11.     Future Advances. The Deed of Trust secures to Lender payment of all future advances, indebtedness and further sums and/or performance of such further obligations as Grantor or the then record owner of the Property or the then owner of the balance of the Property may undertake to pay and/or perform (whether as principal, surety, or guarantor) for the benefit of Lender, its successors or assigns, (it being contemplated by Grantor and Lender that Grantor may hereafter become indebted to Lender in such further sum or sums), when such borrowing and/or obligations are evidenced by a written instrument reciting that it or they are secured by the Deed of Trust. As provided pursuant to the provisions of Section 45-67, et seq., of the North Carolina General Statutes, the Deed of Trust is given wholly or partly to secure future advances and/or future obligations that may be incurred. The maximum principal amount that may be secured by the Deed of Trust at any one time is $19,600,000.00, exclusive of payments made, sums advanced and expenses incurred by Beneficiary (and interest accrued thereon): (i) for insurance, taxes and assessments; (ii) to protect Beneficiary’s interest under the Deed of Trust; or (iii) to preserve and protect the value or condition of the Property. Future advances or future obligations to be secured by the Deed of Trust shall be made or incurred no later than May 30, 2038. All terms and conditions under which future advances may be made are set forth in the Financing Documents. Beneficiary is obligated to make future advances only in accordance with the terms and conditions of the Financing Documents and nothing in this Modification shall require Beneficiary to make any future advances.

12.    Continuation of Representations, Warranties, etc. All of the representations, warranties, agreements, and covenants of Grantor with respect to the Property, as set forth in the Deed of Trust, are hereby ratified and affirmed by Grantor. In addition, Grantor represents and warrants that Grantor: (i) holds good and marketable fee simple title to all of the Real Property, subject only to Permitted Liens (as defined in the Credit Agreement); (ii) has the right to transfer such Real Property in accordance with the terms contained herein; and (iii) has good title to all portions of the Property other than the Real Property, subject only to Permitted Liens.

13.     Effect of Modification. Except as expressly modified above, the terms of the Deed of Trust shall remain unchanged and in full force and effect. Consent by Beneficiary to this Modification does not waive Beneficiary’s right to require strict performance of the Deed of Trust as modified hereby nor obligate Beneficiary to make any future modifications. Nothing in this Modification shall constitute a satisfaction or extinguishment of the indebtedness and obligations secured by the Deed of Trust. Grantor and Beneficiary expressly agree that this Modification is effective in accordance with its terms, and they hereby expressly ratify and affirm the Deed of Trust as modified by this Modification and direct the Trustee to execute this Modification.

[Signatures on Following Pages]

SIGNATURE AND ACKNOWLEDGMENT

Grantor has executed this Modification with the specific intention of creating an instrument under seal as of the date first written above.

GRANTOR:

OPTICAL CABLE CORPORATION, a Virginia corporation By: /s/ Tracy G. Smith (SEAL) Tracy G. Smith Chief Financial Officer and SVP

COMMONWEALTH OF VIRGINIA

CITY/COUNTY OF   Roanoke                      , to wit:

The foregoing instrument was acknowledged before me this    2nd day of          May                  , 2018, by Tracy G. Smith, as Chief Financial Officer and SVP of Optical Cable Corporation, a Virginia corporation, on behalf of the corporation.

/s/ Deborah C. Burch [SEAL]
Printed Name:	Deborah C. Burch , Notary Public

My commission expires:          Feb 28, 2022

Registration Number:               7327086

[Signatures Continued on Following Page]

BENEFICIARY:

PINNACLE BANK,
a Tennessee banking corporation

By: /s/ Shannon S. Miller (SEAL)
Shannon S. Miller
Senior Vice President

COMMONWEALTH OF VIRGINIA

CITY OF ROANOKE, to-wit:

The foregoing instrument was acknowledged before me this     2nd day of        May                  , 2018, by Shannon S. Miller, Senior Vice President of Pinnacle Bank, a Tennessee banking corporation, on behalf of the corporation.

/s/ Deborah C. Burch [SEAL]
Printed Name: Deborah C. Burch , Notary Public

My commission expires:           Feb 28, 2022

Registration Number:               7327086

TRUSTEE:

/s/ W. Todd Ross (SEAL)
W. Todd Ross, Trustee

COMMONWEALTH OF VIRGINIA

CITY OF ROANOKE, to-wit:

The foregoing instrument was acknowledged before me this   2nd   day of        May                          , 2018, by W. Todd Ross, Trustee.

/s/ Angela G. Harmon [SEAL]
Printed Name: Angela G. Harmon , Notary Public

My commission expires:           9/30/19

Registration Number:               237545

SCHEDULE A

Property Description

Tract 1

Lying in Swannanoa Township, Buncombe County, North Carolina, and being more particularly described as follows:

Beginning at a rebar set in the center of the Southern Railroad right of way, said rebar being the northeast corner of Tract 2 described in that deed dated October 12, 1978 to Julius Blum recorded in Buncombe County Deed Book 1201 at page 389, said beginning corner also being the northeast corner of the tract described in the document recorded in Buncombe County Deed Book 1409 at page 119; and running thence South 3 deg. 42 min. West 488.96 feet to a point in the northern right of way of Interstate 40; thence with said margin of said right of way the following three courses and distances, to wit: South 84 deg. 6 min. West 100.51 feet to a right of way monument, South 68 deg. 30 min. West 252.42 feet to a right of way monument and South 76 deg. 17 min. West 236.01 feet to a point; thence leaving said right of way and running North 22 deg. 2 min. West 197.36 feet to a spike set in the centerline of a gravel drive, said point hereinafter the “Drive Point”; and running thence North 60 deg. 44 min. East 141.17 feet to a set spike; thence North 22 deg. 2 min. West 303.26 feet to a point in the center of the Southern Railroad right of way; thence with said center of said right of way, North 80 deg. 14 min. East 670.09 feet to the Beginning. Containing 7.03 acres as shown on a plat thereof prepared by Kenneth O. Pankow, entitled “Survey for Superior Modular Products, Incorporated” dated February 1, 1996, revised through July 11, 1996. [Note – The unrevised version of this plat is recorded in Buncombe County Plat Book 64 at page 196.] Together with a non-exclusive easement for ingress, egress and regress 40 feet in width (the “Present Right of Way”), the centerline of which is described as follows:

Beginning at a set spike which stands North 60 deg. 44 min. East 141.17 feet from the Drive Point and running thence from the beginning point thus established, South 60 deg. 44 min. West 141.17 feet to the Drive Point; thence South 79 deg. 49 min. West 197.58 feet to a set spike; thence on a curve to the right with a radius of 155 feet, a chord bearing and distance of North 89 deg. 47 West 55.91 feet, an arc length of 56.22 feet to a point; thence North 79 deg. 24 min. West 192.58 feet to a point; thence on a curve to the left with a radius of 110 feet, a chord bearing and distance of North 89 deg. 37 min. West 39.03 feet, an arc length of 39.24 feet to a point; thence South 80 deg. 10 min. West 53.17 feet to the center of Buckeye Cove Road. The foregoing right of way is subject to the encroachment thereon by the portion of the building located thereon, as shown on the said plat of Kenneth O. Pankow.

Notwithstanding the foregoing, the Present Right of Way is terminable by Buckeye Limited Partnership or its successor in ownership of the 4.22 Acre Tract shown on said Pankow plat, in the manner set forth hereafter. At such time as there is constructed a roadway (the “Roadway”) of as good quality, material and width as that which presently exists within the Present Right of Way, Grantee shall be provided with a document in recordable form granting a perpetual, non-exclusive easement 40 feet in width over the Roadway and upon which Grantee shall release all its rights in the Present Right of Way by joining therein. The centerline of the Roadway is intended to be substantially as follows: Beginning at the Drive Point and running thence, North 60 deg. 44 min. East 79.49 feet to a point; thence on a curve to the left with a radius of 70 feet, a chord bearing and distance of North 19 deg. 21 min. East, 92.56 feet, an arc length of 101.13 feet to a point; thence North 22 deg. 2 min. West 63.82 feet to a point; thence on a curve to the left with a radius of 125 feet, a chord bearing and distance of North 49 deg. 5 min. West, 113.16 feet, an arc length of 117.99 feet to a point; thence on a curve to the left with a radius of 125 feet, a chord bearing and distance of North 86 deg. 16 min. West 44.02 feet, an arc length of 44.25 feet to a point; thence South 83 deg. 36 min. West 118.42 feet to a point; thence South 78 deg. 15 min. West 254.62 feet to a point; thence on a curve to the left with a radius of 70 feet, a chord bearing and distance of South 56 deg. 55 min. West 50.92 feet, an arc length of 52.12 feet to a point; thence on a curve to right with radius of 90 feet, a chord bearing and distance of South 56 deg. 29 min. West 64.18 feet an arc length of 65.62 feet to a point; thence South 77 deg. 22 min. West 45.71 feet to a point in the center of Buckeye Cove Road. Grantor excepts and reserves herefrom a perpetual non-exclusive easement 40 feet in width over and across the roadway, including those portions which lie within the bounds of the 7.03 acre tract above described. The Roadway shall provide access to both the 7.03 acre tract as well as the 1.76 acre tract shown on the said Pankow plat. Grantor further excepts herefrom the non-exclusive, perpetual right of way over the following described tract for the purpose of utilizing the same as a part of the Roadway, to wit: Beginning at a point standing South 22 deg. 2 min. East 20.16 feet from the Drive Point and running North 60 deg. 44 min. East 44.05 feet to a point; thence on a curve to the left with a radius of 50 feet, a chord bearing and distance of South 19 deg. 21 min. West 66.111 feet, an arc length of 72.23 feet to a point; thence North 22 deg. 2 min. West 44.06 feet to the beginning. Grantee understands that Grantor may, but need not, use the Roadway for access to the 1.76 acre tract in lieu of any other access route.

Being the same property conveyed in that certain Deed of Trust, Security Agreement and Fixture Filing recorded in the Office of the Register of Deeds for Buncombe County, North Carolina in Deed Book 4570 at Page 969-981.

Tract 2

BEING all of Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 of Block A; Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 27, 26, and 25 of Block B, and Lots 2, 3, 4, 5, 6, 7, 8, 9 and 10 of Block E as shown on the plat of University Heights recorded in the Office of the Register of Deeds for Buncombe County, North Carolina in Plat Book 7 at Page 87.

BEING IN FACT the same property conveyed in that certain North Carolina General Warranty Deed recorded in the Office of the Register of Deeds for Buncombe County, North Carolina in Plat Book 1944 at Page 559.